EXHIBIT 99.1

Harsco Corporation Reports First Quarter 2015 Results

  Q1 2015 Operating Income Above Guidance Despite Strong Headwinds as a Result of Favorable Sales Mix and Foreign Exchange Gain in Rail

  Credit Agreement Amended at Favorable Terms

  Project Orion Progressing as Planned; 75 percent of Organizational Changes Complete and One-half of Underperforming Sites are now Finalized

  2015 Operating Income Outlook Reduced to Range of $145 million to $160 million due Largely to Macro-Economic Changes in Foreign Exchange Rates and Commodity Demand; Free Cash Flow Guidance Unchanged at $75 million to $100 million

CAMP HILL, Pa., May 6, 2015 (GLOBE NEWSWIRE) -- Harsco Corporation (NYSE:HSC) today reported first quarter 2015 results. Diluted earnings per share from continuing operations in the first quarter of 2015 were $0.20. This result compares with $0.16 in the first quarter of 2014 excluding special items. On a U.S. GAAP ("GAAP") basis, first quarter 2014 diluted earnings per share from continuing operations were $0.13.

Operating income for the first quarter of 2015 was $39 million, which was above the guidance range of $27 million to $32 million provided by the Company. Also, the Company's first quarter 2015 earnings included equity income of approximately $4 million ($0.03 per share after tax) from the Brand Energy joint venture, which was impacted by inter-company foreign currency ("FX") losses.

"We are pleased with our first quarter operating results," said President and CEO Nick Grasberger. "Our results reflect continued strength of Rail and success in effectively managing through ongoing energy market challenges in Industrial. During the quarter, we also realized incremental benefits from our improvement plan in Metals & Minerals. However, the external pressures on this segment intensified through the first quarter. These challenges, which include the strengthening U.S. dollar, falling commodity prices and weak steel demand, lead us to reset our expectations for the year."

"Our revised 2015 outlook continues to indicate stable-to-improving key financial metrics such as free cash flow, ROIC and EBITDA-Capex. This fact illustrates our considerable internal progress net of the external headwinds. We continue to execute against strategic priorities and opportunities outlined over a year ago. Metals & Minerals is focused on delivering the efficiency and structural benefits under Project Orion, while Industrial is investing in manufacturing capabilities and new products to strengthen our market position. Lastly in Rail, we are poised to begin delivering under our sizable contract with SBB and we are very encouraged by the major contract opportunities which position this business for further growth. Overall, we remain confident these initiatives will balance our portfolio, support our dividend and help us toward delivering our financial targets."

Harsco Corporation—Selected First Quarter Results

($ in millions, except per share amounts)	Q1 2015	Q1 2014 (1)

Revenues	$ 452	$ 512
Operating income/(loss) from continuing operations - GAAP	$ 39	$ 32
Operating margin from continuing operations - GAAP	8.6%	6.3%
Diluted EPS from continuing operations	$ 0.20	$ 0.13
Special items per diluted share (2)	--	$ 0.02
Adjusted operating income - excluding special items	$ 39	$ 34
Adjusted operating margin - excluding special items	8.6%	6.6%
Diluted EPS from continuing operations - excluding special items (2)	$ 0.20	$ 0.16
Return on invested capital (TTM) - excluding special items	7.2%	6.2%

(1) 2014 financial information is revised.
(2) Adjusted diluted EPS from continuing operations excluding special items for Q1 2014 does not reconcile to diluted EPS from continuing operations because of rounding.

Consolidated First Quarter Operating Results

Total revenues were $452 million, as expected revenue decreases in the Company's Metals & Minerals and Industrial segments more than offset the increase in Rail revenues compared with the prior-year quarter. Foreign currency translation negatively affected revenues by approximately $41 million in this year's quarter.

Operating income from continuing operations was $39 million, compared with adjusted operating income of $34 million in the prior-year quarter. As a result, adjusted operating margin increased 200 basis points versus the prior-year period. During the quarter, operating results in Industrial and Rail improved in comparison with the prior-year quarter, while earnings declined as expected in the Metals & Minerals segment. Foreign currency translation negatively impacted operating income by approximately $4 million in this year's quarter (excluding the Rail gain realized in 2015).

First Quarter Business Review

Metals & Minerals

($ in millions)
	Q1 15	Q1 14 (1)	% Change
Revenues	$ 291	$ 353	(18%)
Operating income	$ 11	$ 23	(54%)
Adjusted operating margin	3.6%	6.5%
Customer liquid steel tons (millions)	40.6	42.5	(4%)
(1) 2014 financial information revised.

Revenues decreased 18 percent to $291 million, primarily as a result of foreign exchange translation and the non-renewal or exiting of certain contracts. The foreign currency translation impact was approximately $39 million in the quarter. Operating income declined in comparison with the prior-year quarter as the cost reduction and other benefits realized under Project Orion were more than offset by the above items as well as reduced nickel and scrap demand and higher maintenance and administrative costs. The segment adjusted operating margin decreased to 3.6 percent versus 6.5 percent in last year's first quarter.

Industrial

($ in millions)
	Q1 15	Q1 14	% Change
Revenues	$ 99	$ 102	(3%)
Operating income	$ 17	$ 17	3%
Operating margin	17.2%	16.2%

Revenues declined 3 percent to $99 million, primarily due to sales volume changes in the segment's industrial grating business. Meanwhile, operating income increased modestly versus the prior-year quarter due to lower selling and administrative costs and improved product mix as well as additional asset sales. As a result, the segment's operating margin increased to 17.2 percent compared with 16.2 percent in the comparable quarter last year.

Rail

($ in millions)
	Q1 15	Q1 14	% Change
Revenues	$ 62	$ 58	7%
Operating income	$ 22	$ 5	nmf
Operating margin	35.1%	9.6%
nmf = not meaningful

Revenues increased 7 percent to $62 million, primarily due to higher equipment sales compared with the prior-year period. These equipment sales, along with a foreign exchange gain on cash advances of $11 million, contributed to the improvement in operating income and segment margin versus the 2014 quarter. The FX gain resulted from the appreciation of foreign currency deposits related to customer advances on certain equipment sales anticipated in future periods.

Cash Flow

Free cash flow was $(14) million in the first quarter of 2015, compared with $(8) million in the prior-year period. This cash flow performance reflects lower net cash provided by operating activities primarily due to fewer contract advances, partially offset by reduced capital expenditures and increased non-core asset sales compared with last year's quarter.

Credit Agreement

In late March, the Company announced that it amended its five-year credit agreement. The amendment provides for (1) $500 million of borrowing capacity, which the Company may request be increased to $550 million; (2) extension of the current termination date for the Credit Agreement to mid-2019 subject to certain conditions, including refinancing the Company's notes due in October 2015; (3) replacement of the existing consolidated debt to consolidated EBITDA ratio with a net debt to consolidated EBITDA ratio not to exceed 3.75 to 1.0 through March 2016 and 3.5 to 1.0 thereafter; and (4) modification to certain defined terms. As of March 31, 2015, the Company had more than $350 million of credit available under its credit agreement and its net debt to consolidated EBITDA stood at 2.6 to 1.0.

Project Orion (Metals & Minerals Improvement Plan)

Progress under the major work-streams of Project Orion has met expectations. The organizational changes that are contemplated 'at the site' and 'above the site' to simplify the business structure are now approximately 75 percent complete.  The recurring benefits from these and other operational actions now total approximately $29 million per year, with the financial benefit expected to increase in future quarters. Targeted benefits remain $35 million to $40 million from the Project.

Meanwhile, the implementation of the 'Harsco Way' continues to advance throughout our global portfolio to drive better operating performance, and the Bid & Contract Management function is driving improved outcomes on contract renewals and extensions. Lastly, the business continues to proactively address underperforming sites which is critically important to achieving higher margins and returns. To date, solutions have been finalized at approximately 50 percent of the original underperforming locations. These finalized locations are expected to realize improvements in key financial metrics as outcomes become effective.

2015 Outlook

The 2015 Outlook has been revised for the year to reflect a stronger U.S. dollar, weaker commodity prices and demand, lower steel production and the impact of site exits and start-ups in Metals & Minerals. Also, Rail guidance is adjusted mainly to reflect the FX gain realized during Q1 2015. Overall, this Outlook anticipates that an improvement in Rail's adjusted operating income and lower Corporate costs will be largely offset by lower adjusted earnings in Metals & Minerals. Key highlights in the Outlook are included below. The Outlook also includes adjusted earnings per share, which is partially dependent on anticipated equity income from the Brand Energy joint venture, where impacts from various financial uncertainties such as foreign exchange and income taxes are assumed to be limited in the forecast period.

Full Year 2015

  Adjusted operating income for the full year is expected to range from $145 million to $160 million; versus $155 million in 2014 and a previous range of $155 million to $170 million.
  Free cash flow in the range of $75 million to $100 million; unchanged and versus $52 million in 2014.
  Net interest expense is forecasted to range from $48 million to $52 million; unchanged.
  Equity income from the Brand Energy Joint Venture is expected to be $4 million to $6 million; unchanged.
  Effective tax rate is expected to range from 35 percent to 37 percent before Brand Energy Joint Venture equity income; unchanged.
  Adjusted earnings per share for the full year in the range of $0.68 to $0.82; compared with $0.76 per share in 2014 and a previous range of $0.73 to $0.91.
  Adjusted return on invested capital is expected to range from 7.0 percent to 8.0 percent; compared with 6.8 percent in 2014.

Q2 2015

  Adjusted operating income of $30 million to $35 million in Q2 2015; compared with $43 million in the prior-year quarter.
  Adjusted earnings per share of $0.06 to $0.12 in Q2 2015.

Revised Financial Statements

The Company has revised its 2014 financial information to reflect various out-of-period adjustments. The revisions are not material and additional details on the adjustments will be available in the Company's Form 10-Q for the quarterly period ended March 31, 2015.

Conference Call

As previously announced, the Company will hold a conference call today at 9:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The Company will refer to a slide presentation that accompanies its formal remarks. The slide presentation will be available on the Company's website.

The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 27235517. Listeners are advised to dial in at least five minutes prior to the call.

Replays will be available via the Harsco website and also by telephone through May 20, 2015 by dialing (800) 585-8367, (855) 859-2056 or (404) 537-3406.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the "safe harbor" provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management's confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; statements made regarding Project Orion and Outlook for 2015; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," "likely," "estimate," "plan" or other comparable terms.

Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (3) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (6) the Company's inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which the Company operates; (7) failure to effectively prevent, detect or recover from breaches in the Company's cybersecurity infrastructure; (8) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (9) disruptions associated with labor disputes and increased operating costs associated with union organization; (10) the seasonal nature of the Company's business; (11) the Company's ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all; (12) the integration of the Company's strategic acquisitions; (13) the amount and timing of repurchases of the Company's common stock, if any; (14) the prolonged recovery in global financial and credit markets and economic conditions generally, which could result in the Company's customers curtailing development projects, construction, production and capital expenditures which, in turn, could reduce the demand for the Company's products and services and, accordingly, the Company's revenues, margins and profitability; (15) the outcome of any disputes with customers, contractors and subcontractors; (16) the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; (17) the Company's ability to successfully implement and receive the expected benefits of cost-reduction and restructuring initiatives, including the achievement of expected cost savings in the expected time frame; (18) the ability to successfully implement the Company's strategic initiatives and portfolio optimization and the impact of such initiatives, such as the Harsco Metals & Minerals Segment's Improvement Plan ("Project Orion"); (19) the ability of the strategic venture between the Company and Clayton, Dubilier & Rice ("CD&R") to effectively integrate the Company's Infrastructure business and the Brand Energy & Infrastructure Services business and realize the synergies contemplated by the transaction; (20) the Company's ability to realize cost savings from the divestiture of the Infrastructure business, as well as the transaction being accretive to earnings and improving operating margins and return on capital; (21) the amount ultimately realized from the Company's exit from the strategic venture between the Company and CD&R and the timing of such exit; (22) implementation of environmental remediation matters; (23) risk and uncertainty associated with intangible assets; and (24) other risk factors listed from time to time in the Company's SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.

About Harsco

Harsco Corporation serves key industries that are fundamental to worldwide economic development, including steel and metals production, railways and energy. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	March 31
(In thousands, except per share amounts)	2015	2014
Revenues from continuing operations:
Service revenues	$ 287,428	$ 350,794
Product revenues	164,151	161,689
Total revenues	451,579	512,483
Costs and expenses from continuing operations:
Cost of services sold	245,861	294,308
Cost of products sold	115,221	115,466
Selling, general and administrative expenses	63,902	66,794
Research and development expenses	919	2,663
Loss on disposal of the Harsco Infrastructure Segment and transaction costs	—	1,681
Other income	(13,205)	(656)
Total costs and expenses	412,698	480,256
Operating income from continuing operations	38,881	32,227
Interest income	256	297
Interest expense	(11,884)	(11,421)
Change in fair value to unit adjustment liability	(2,245)	(2,546)
Income from continuing operations before income taxes and equity income	25,008	18,557
Income tax expense	(12,855)	(5,311)
Equity in income (loss) of unconsolidated entities, net	4,083	(1,230)
Income from continuing operations	16,236	12,016
Discontinued operations:
Loss on disposal of discontinued business	(646)	(640)
Income tax benefit related to discontinued business	239	237
Loss from discontinued operations	(407)	(403)
Net income	15,829	11,613
Less: Net income attributable to noncontrolling interests	(565)	(1,402)
Net income attributable to Harsco Corporation	$ 15,264	$ 10,211
Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$ 15,671	$ 10,614
Loss from discontinued operations, net of tax	(407)	(403)
Net income attributable to Harsco Corporation common stockholders:	$ 15,264	$ 10,211

Weighted-average shares of common stock outstanding	80,240	80,816
Basic income (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.20	$ 0.13
Discontinued operations	(0.01)	—
Basic income per share attributable to Harsco Corporation common stockholders	$ 0.19	$ 0.13

Diluted weighted-average shares of common stock outstanding	80,352	81,022
Diluted income (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.20	$ 0.13
Discontinued operations	(0.01)	—
Diluted income per share attributable to Harsco Corporation common stockholders	$ 0.19	$ 0.13

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	March 31 2015	December 31 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 66,549	$ 62,843
Trade accounts receivable, net	332,005	325,104
Other receivables	21,709	28,145
Inventories	194,598	178,922
Assets held-for-sale	1,328	1,355
Other current assets	85,860	87,110
Total current assets	702,049	683,479
Investments	284,693	288,505
Property, plant and equipment, net	623,364	663,244
Goodwill	402,754	416,155
Intangible assets, net	58,385	58,524
Other assets	192,138	159,320
Total assets	$ 2,263,383	$ 2,269,227
LIABILITIES
Current liabilities:
Short-term borrowings	$ 18,643	$ 16,748
Current maturities of long-term debt	24,899	25,188
Accounts payable	143,823	146,506
Accrued compensation	41,824	53,780
Income taxes payable	6,732	1,985
Dividends payable	16,418	16,535
Insurance liabilities	12,192	12,415
Advances on contracts	116,514	117,398
Due to unconsolidated affiliate	8,317	8,142
Unit adjustment liability	22,320	22,320
Other current liabilities	145,356	144,543
Total current liabilities	557,038	565,560
Long-term debt	875,277	829,709
Deferred income taxes	7,164	6,379
Insurance liabilities	35,837	35,470
Retirement plan liabilities	316,948	350,889
Due to unconsolidated affiliate	20,469	20,169
Unit adjustment liability	68,107	71,442
Other liabilities	34,722	37,699
Total liabilities	1,915,562	1,917,317
EQUITY
Harsco Corporation stockholders' equity:
Common stock	140,489	140,444
Additional paid-in capital	166,346	165,666
Accumulated other comprehensive loss	(527,475)	(532,256)
Retained earnings	1,282,465	1,283,549
Treasury stock	(760,227)	(749,815)
Total Harsco Corporation stockholders' equity	301,598	307,588
Noncontrolling interests	46,223	44,322
Total equity	347,821	351,910
Total liabilities and equity	$ 2,263,383	$ 2,269,227

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended
	March 31
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$ 15,829	$ 11,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36,654	41,834
Amortization	3,237	3,001
Change in fair value to the unit adjustment liability	2,245	2,546
Deferred income tax expense	2,526	2,352
Equity in (income) loss of unconsolidated entities, net	(4,083)	1,230
Loss on disposal of the Harsco Infrastructure Segment	—	242
Other, net	(9,612)	(750)
Changes in assets and liabilities:
Accounts receivable	(20,151)	(49,455)
Inventories	(19,496)	(4,273)
Accounts payable	5,775	(6,246)
Accrued interest payable	6,828	8,207
Accrued compensation	(9,019)	(3,586)
Advances on contracts	8,693	34,006
Harsco 2011/2012 Restructuring Program accrual	(188)	(528)
Other assets and liabilities	(8,765)	(12,709)
Net cash provided by operating activities	10,473	27,484

Cash flows from investing activities:
Purchases of property, plant and equipment	(31,630)	(39,839)
Proceeds from the Infrastructure Transaction	—	3,296
Proceeds from sales of assets	6,781	3,806
Purchases of businesses, net of cash acquired	(6,828)	(26,046)
Payment of unit adjustment liability	(5,580)	(5,580)
Other investing activities, net	2,360	(1,178)
Net cash used by investing activities	(34,897)	(65,541)

Cash flows from financing activities:
Short-term borrowings, net	4,898	(1,721)
Current maturities and long-term debt:
Additions	52,039	65,000
Reductions	(5,147)	(18,424)
Cash dividends paid on common stock	(16,443)	(16,562)
Common stock acquired for treasury	(12,143)	—
Other financing activities, net	(2,049)	—
Net cash provided by financing activities	21,155	28,293

Effect of exchange rate changes on cash	6,975	(479)

Net increase (decrease) in cash and cash equivalents	3,706	(10,243)

Cash and cash equivalents at beginning of period	62,843	93,605

Cash and cash equivalents at end of period	$ 66,549	$ 83,362

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2015		March 31, 2014
(In thousands)	Revenues	Operating Income (Loss)	Revenues	Operating Income (Loss)
Harsco Metals & Minerals	$ 291,198	$ 10,583	$ 352,822	$ 22,649
Harsco Industrial	98,803	17,027	102,100	16,571
Harsco Rail	61,578	21,633	57,561	5,499
General Corporate	—	(10,362)	—	(12,492)
Consolidated Totals	$ 451,579	$ 38,881	$ 512,483	$ 32,227

HARSCO CORPORATION RECONCILIATION OF DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS EXCLUDING SPECIAL ITEMS (Unaudited)

	Three Months Ended
	March 31
(In thousands)	2015	2014
Diluted income per share from continuing operations, as reported (a)	$ 0.20	$ 0.13
Harsco Metals & Minerals Segment Brazilian labor claim reserves (b)	—	—
Harsco Infrastructure Segment loss on disposal (c)	—	0.01
Harsco Infrastructure transaction costs (d)	—	0.01
Adjusted diluted earnings per share from continuing operations, excluding special items	$ 0.20	$ 0.16	(e)

(a) No special items were excluded in the first quarter of 2015.
(b) Brazilian labor claim reserve adjustments in the Harsco Metals & Minerals Segment (Q1 2014 $0.1 million pre-tax).
(c) Loss resulting from the Harsco Infrastructure Transaction, which was consummated in the fourth quarter of 2013 (Q1 2014 $0.2 million pre-tax).
(d) Harsco Infrastructure Transaction costs recorded as Corporate expenses (Q1 2014 $1.4 million pre-tax).
(e) Does not total due to rounding.

The Company's management believes Adjusted diluted earnings per share from continuing operations excluding special items, which is a non-U.S. GAAP financial measure, is useful to investors because they provide an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS EXCLUDING SPECIAL ITEMS (a) (Unaudited)

Twelve Months Ended
December 31
2014

Diluted loss per share from continuing operations, as reported	$ (0.28)
Harsco Metals & Minerals Segment Brazilian labor claim reserves (b)	0.10
Harsco Infrastructure Segment loss on disposal (c)	0.05
Harsco Infrastructure transaction costs (d)	0.02
Harsco Metals & Minerals Segment Project Orion charges (e)	0.11
Harsco Metals & Minerals Segment contract termination charges (f)	0.14
Harsco Metals & Minerals Segment site exit and underperforming contract charges (g)	0.60
Harsco Rail Segment grinder impairment charge (h)	--
Strategic transaction review costs (i)	0.04
Gains associated with exited Harsco Infrastructure operations retained (j)	(0.02)
Diluted earnings per share from continuing operations, as adjusted	$ 0.76

(a) The Company's management believes Adjusted diluted earnings per share from continuing operations excluding special items, which is a non-U.S. GAAP financial measure, is useful to investors because it provides an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance. This measure should be considered in addition to, rather than a substitute for, other information provided in accordance with U.S. GAAP.
(b) Brazilian labor claim reserve adjustments in the Harsco Metals & Minerals Segment (Full year 2014 $5.3 million pre-tax).
(c) Loss resulting from the Harsco Infrastructure Transaction, which was consummated in the fourth quarter of 2013 (Full year 2014 $2.9 million pre-tax).
(d) Harsco Infrastructure Transaction costs record as corporate expenses (Full year 2014 $2.2 million pre-tax).
(e) Harsco Metals & Minerals Segment Improvement Plan ("Project Orion") restructuring charges (Full year $12.0 million pre-tax).
(f) Harsco Metals & Minerals Segment charges incurred in connection with the termination of a contract for a customer in receivership (Full year 2014 $11.6 million pre-tax).
(g) Harsco Metals & Minerals Segment charges primarily attributable to site exit costs and non-cash long lived asset impairment charges associated with strategic action from Project Orion's focus on underperforming contracts (Full year 2014 $50.1 million pre-tax).
(h) Asset impairment charge on rail grinder equipment in the Harsco Rail Segment (Full year 2014 $0.6 million pre-tax).
(i) Strategic transaction review costs recorded as Corporate expenses (Full year 2014 $3.5 million pre-tax).
(j) Currency translation gains associated with exited Harsco Infrastructure operations retained recorded as an offset to Corporate expenses (Full year 2014 $2.2 million pre-tax).
HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT EXCLUDING SPECIAL ITEMS (Unaudited) (In thousands)

	Harsco Metals & Minerals	Harsco Industrial	Harsco Rail	Corporate	Consolidated Totals
Three Months Ended March 31, 2015:
Operating income (loss) (a)	$ 10,583	$ 17,027	$ 21,633	$ (10,362)	$ 38,881
Revenues, as reported	$ 291,198	$ 98,803	$ 61,578	$ —	$ 451,579
Operating margin %	3.6%	17.2%	35.1%		8.6%

Three Months Ended March 31, 2014:
Adjusted operating income (loss), excluding special items	$ 22,777	$ 16,571	$ 5,499	$ (10,811)	$ 34,036
Revenues, as reported	$ 352,822	$ 102,100	$ 57,561	$ —	$ 512,483
Adjusted operating margin %, excluding special items	6.5%	16.2%	9.6%		6.6%
(a) No special items were excluded in the first quarter of 2015.

The Company's management believes Adjusted operating margin excluding special items, which is a non-U.S. GAAP financial measure, is useful to investors because it provides an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION RECONCILIATION OF OPERATING INCOME (LOSS) BY SEGMENT EXCLUDING SPECIAL ITEMS (Unaudited) (In thousands)

	Harsco Metals & Minerals	Harsco Industrial	Harsco Rail	Corporate	Consolidated Totals
Three Months Ended March 31, 2015:
Operating income (loss), as reported	$ 10,583	$ 17,027	$ 21,633	$ (10,362)	$ 38,881
Revenues, as reported	$ 291,198	$ 98,803	$ 61,578	$ —	$ 451,579

Three Months Ended March 31, 2014:
Operating income (loss), as reported	$ 22,649	$ 16,571	$ 5,499	$ (12,492)	$ 32,227
Harsco Metals & Minerals Segment Brazilian labor claim reserves	128	—	—	—	128
Harsco Infrastructure Segment loss on disposal	—	—	—	242	242
Harsco Infrastructure transaction costs	—	—	—	1,439	1,439
Adjusted operating income (loss), excluding special items	$ 22,777	$ 16,571	$ 5,499	$ (10,811)	$ 34,036
Revenues, as reported	$ 352,822	$ 102,100	$ 57,561	$ —	$ 512,483

The Company's management believes Adjusted operating income excluding special items, which is a non-U.S. GAAP financial measure, is useful to investors because it provides an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION
REVISED OPERATING INCOME EXCLUDING SPECIAL ITEMS (a) (Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
	March 31	June 30	September 30	December 31	December 31
(In thousands)	2014	2014	2014	2014	2014

Operating income (loss), as reported	$ 32,339	$ 6,236	$ 45,738	$ (20,842)	$ 63,471
Revisions to operating income (loss), as reported	(112)	2,458	2,706	766	5,818
Operating income (loss), as revised	32,227	8,694	48,444	(20,076)	69,289

Harsco Metals & Minerals Segment Brazilian labor claim reserves	128	--	--	5,204	5,332
Harsco Infrastructure Segment loss on disposal	242	2,669	--	--	2,911
Harsco Infrastructure transaction costs	1,439	249	54	450	2,192
Harsco Metals & Minerals Segment Project Orion charges	--	8,539	276	3,177	11,992
Harsco Metals & Minerals Segment contract termination charges	--	11,557	--	--	11,557
Harsco Metals & Minerals Segment site exit and underperforming contract charges	--	10,863	--	39,248	50,111
Harsco Rail Segment grinder impairment charge	--	--	590		590
Strategic transaction review costs	--	--	--	3,531	3,531
Gains associated with exited Harsco Infrastructure operations retained	--	--	--	(2,205)	(2,205)
Operating income (loss), as adjusted	$ 34,036	$ 42,571	$ 49,364	$ 29,329	$ 155,300

(a) During the first quarter of 2015, the Company revised prior years' results due to an out-of-period error identified during the quarter that related to 2012. The Company's management believes Adjusted operating income (loss) excluding special items, which is a non-U.S. GAAP financial measure, is useful to investors because it provides an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance. This measure should be considered in addition to, rather than a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION FREE CASH FLOW (Unaudited)

	Three Months Ended
	March 31
(In thousands)	2015	2014
Net cash provided by operating activities	$ 10,473	$ 27,484
Less maintenance capital expenditures (a)	(19,005)	(25,960)
Less growth capital expenditures (b)	(12,625)	(13,879)
Plus capital expenditures for strategic ventures (c)	80	804
Plus total proceeds from sales of assets (d)	6,781	3,806
Free Cash Flow	$ (14,296)	$ (7,745)

(a) Maintenance capital expenditures are necessary to sustain the Company's current revenue streams and include contract renewal.
(b) Growth capital expenditures, for which management has discretion as to amount, timing and geographic placement, expand the Company's revenue base and create additional future cash flow.
(c) Capital expenditures for strategic ventures represent the partner's share of capital expenditures in certain ventures consolidated in the Company's financial statements.
(d) Asset sales are a normal part of the business model, primarily for the Harsco Metals & Minerals Segment.

The Company's management believes that free cash flow, which is a non-U.S. GAAP financial measure, is meaningful to investors because management reviews cash flows generated from operations less capital expenditures net of asset sales proceeds. It is important to note that free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION FREE CASH FLOW (Unaudited)

Twelve Months Ended
December 31
(In thousands)	2014
Net cash provided by operating activities	$ 226,727
Less maintenance capital expenditures (a)	(133,231)
Less growth capital expenditures (b)	(75,628)
Plus capital expenditures for strategic ventures (c)	6,876
Plus total proceeds from sales of assets (d)	27,379
Free Cash Flow	$ 52,123

(a) Maintenance capital expenditures are necessary to sustain the Company's current revenue streams and include contract renewal.
(b) Growth capital expenditures, for which management has discretion as to amount, timing and geographic placement, expand the Company's revenue base and create additional future cash flow.
(c) Capital expenditures for strategic ventures represent the partner's share of capital expenditures in certain ventures consolidated in the Company's financial statements.
(d) Asset sales are a normal part of the business model, primarily for the Harsco Metals & Minerals Segment.

The Company's management believes that free cash flow, which is a non-U.S. GAAP financial measure, is meaningful to investors because management reviews cash flows generated from operations less capital expenditures net of asset sales proceeds. It is important to note that free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION FREE CASH FLOW (Unaudited)

	Projected Twelve Months Ending December 31, 2015
(In millions)	Low	High
Net cash provided by operating activities	$ 250	$ 264
Less capital expenditures (a)	(176)	(166)
Plus total proceeds from asset sales and capital expenditures for strategic ventures	1	2
Free Cash Flow	$ 75	$ 100
(a) Capital expenditures encompass two primary elements: maintenance capital expenditures, which are necessary to sustain the Company's current revenue streams and include contract renewal; and growth capital expenditures, for which management has discretion as to amount, timing and geographic placement, and which expand the Company's revenue base and create additional future cash flow.

The Company's management believes that free cash flow, a non-U.S. GAAP financial measure, is meaningful to investors because management reviews cash flows generated from operations less capital expenditures net of asset sales proceeds. It is important to note that free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION RETURN ON INVESTED CAPITAL EXCLUDING SPECIAL ITEMS AND HARSCO INFRASTRUCTURE SEGMENT (a) (Unaudited)

	Trailing Twelve Months for Period Ended March 31
(in thousands)	2015	2014
Net income (loss) from continuing operations, as reported	$ (13,565)	$ (219,284)
Special items:
Harsco Metals & Minerals Segment site exit and underperforming contract charges	50,111	—
Harsco Metals & Minerals Segment contract termination charges	11,557	—
Harsco Metals & Minerals Segment Brazilian labor claim reserves	5,204	2,482
Harsco Metals & Minerals Segment Project Orion Charges	11,992	—
Harsco Infrastructure Segment loss on disposal	2,669	272,492
Strategic transaction review costs	3,531	—
Harsco Infrastructure transaction costs	753	21,515
Harsco Rail Segment grinder asset impairment charge	590	8,999
Gains associated with exited Harsco Infrastructure operations retained	(2,205)	—
Non-cash tax impact of Harsco Infrastructure transaction	—	30,790
Harsco Metals & Minerals Segment bad debt expense	—	2,592
Harsco Infrastructure Segment depreciation expense reduction on assets classified as held-for-sale	—	(17,281)
Taxes on above special items	(2,575)	(25,315)
Net income from continuing operations, as adjusted	68,062	76,990
After-tax interest expense (b)	29,974	31,077

Net operating profit after tax, as adjusted	$ 98,036	$ 108,067

Average equity	$ 494,522	$ 693,664
Plus average debt	866,926	981,032
Average capital	$ 1,361,448	$ 1,674,696

Return on invested capital excluding special items	7.20%	6.45%

Net operating profit after tax, as adjusted, from above	$ 98,036	$ 108,067
After-tax (income) loss from Harsco Infrastructure Segment excluding special items	—	(4,622)
Net operating profit after tax, as adjusted	$ 98,036	$ 103,445
Average capital, from above	$ 1,361,448	$ 1,674,696

Return on invested capital excluding special items and Harsco Infrastructure Segment	7.20%	6.18%
(a) Return on invested capital excluding special items and the Harsco Infrastructure Segment is net income from continuing operations excluding special items, after-tax Harsco Infrastructure Segment results, and after-tax interest expense, divided by average capital for the year. The Company uses a trailing twelve month average for computing average capital.
(b) The Company's effective tax rate approximated 37% on an adjusted basis for both periods for interest expense.

The Company's management believes return on invested capital excluding special items and the Harsco Infrastructure Segment, which are non-U.S. GAAP financial measures, are meaningful in evaluating the efficiency and effectiveness of the capital invested in the Company's business. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance. Exclusion of the Harsco Infrastructure Segment provides a basis for comparison of ongoing operations and prospects since the segment was divested in the fourth quarter of 2013. These measures should be considered in addition to, rather than as a substitute for, net income or other information provided in accordance with U.S. GAAP.
CONTACT: Investor Contact
         David Martin
         717.612.5628
         damartin@harsco.com

         Media Contact
         Kenneth Julian
         717.730.3683
         kjulian@harsco.com